EXHIBIT 8.1

Sullivan & Worcester LLP One Post Office Square Boston, MA 02109	T 617 338 2800 F 617 338 2880 www.sandw.com

February 22, 2010

Government Properties Income Trust

400 Centre Street

Newton, Massachusetts  02458

Ladies and Gentlemen:

The following opinion is furnished to Government Properties Income Trust, a Maryland real estate investment trust (the “Company”), to be filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 8.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) under the Securities Exchange Act of 1934, as amended.

We have acted as counsel for the Company in connection with the preparation of the Form 10-K, and we have reviewed originals or copies of such corporate records, such certificates and statements of officers of the Company and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth.  In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.  Specifically, and without limiting the generality of the foregoing, we have reviewed:  (i) the amended and restated declaration of trust and the amended and restated by-laws of the Company, each as amended to date; and (ii) the sections of Item 1 of the Form 10-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “Tax Laws”), and upon the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, “ERISA Laws”).  No assurance can be given that Tax Laws or ERISA Laws will not change.  In preparing the discussions with respect to Tax Laws matters and ERISA Laws matters in the

BOSTON NEW YORK WASHINGTON, DC

sections of Item 1 of the Form 10-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts”, we have made certain assumptions therein and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference.  With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of:  (i) the information set forth in the Form 10-K and in the exhibits thereto; and (ii) representations made to us by officers of the Company or contained in the Form 10-K and in the exhibits thereto, in each such instance without regard to qualifications such as “to the best knowledge of” or “in the belief of”.  We have not independently verified such information.

We have relied upon, but not independently verified, the foregoing assumptions.  If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the transactions described in the Form 10-K or the exhibits thereto have been consummated in a manner that is inconsistent with the manner contemplated therein, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the discussions with respect to Tax Laws matters and ERISA Laws matters in the sections of Item 1 of the Form 10-K captioned “Federal Income Tax Considerations” and “ERISA Plans, Keogh Plans and Individual Retirement Accounts” in all material respects are accurate and fairly summarize the Tax Laws issues and the ERISA Laws issues addressed therein, and hereby confirm that the opinions of counsel referred to in said sections represent our opinions on the subject matter thereof.

Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions.  Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in Tax Laws or ERISA Laws.

This opinion is intended solely for the benefit and use of the Company, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.  We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 10-K, and to the references to our firm in the Form 10-K.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP